                         EXPENSE REIMBURSEMENT AGREEMENT
                         -------------------------------

AGREEMENT made this 20th day of February, 2002, by and between NUVEEN INSURED NEW YORK DIVIDEND ADVANTAGE MUNICIPAL FUND, a Massachusetts business trust (the "Fund"), and NUVEEN ADVISORY CORP., a Delaware corporation (the "Adviser").

                               W I T N E S S E T H
                               - - - - - - - - - -

WHEREAS, the Fund and the Adviser have separately entered into an Investment Management Agreement of even date herewith ( the "Management Agreement");

In consideration of the mutual covenants hereinafter contained, and in connection with the establishment and commencement of operations of the Fund, it is hereby agreed by and between the parties hereto as follows:

1. For the period from the commencement of the Fund's operations through March 31, 2002 and for the 12 month periods ending March 31 in each indicated year during the term of the Management Agreement (including any continuation done in accordance with Section 15(c) of the Investment Company Act of 1940), the Adviser agrees to reimburse expenses (including the management fee and other expenses) in the amounts determined by applying the following annual rates to the average daily net assets of the Fund:



                        Percentage Reimbursed (as a                            Percentage Reimbursed (as a
    Period Ending       percentage of average daily         Period Ending      percentage of average daily
       March 31              net assets)/(1)/                 March 31              net assets)/(1)/
    -------------       ---------------------------         -------------      ----------------------------
         2002/(2)/                 .30%
         2003                      .30%                          2008                     .25%
         2004                      .30%                          2009                     .20%
         2005                      .30%                          2010                     .15%
         2006                      .30%                          2011                     .10%
         2007                      .30%                          2012                     .05%

/(1)/ Including net assets attributable to MuniPreferred Shares.
/(2)/ From the commencement of operations.

2. To effect the expense reimbursement provided for in this Agreement, the Fund may offset the appropriate amount of the reimbursement contemplated hereunder against the management fee payable under the Management Agreement.

3. This Agreement, and the Adviser's obligation to so reimburse expenses hereunder, shall terminate on the earlier of (a) March 31, 2012 or (b) termination of the Management Agreement.

4. Except as provided in paragraph 3, above, this Agreement may be terminated only by the vote of (a) the Board of Trustees of the Fund, including the vote of the members of the Board who are not "interested persons" within the meaning of the Investment Company Act of 1940, and (b) a majority of the outstanding voting securities of the Fund.

5. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder shall not be thereby affected.

6. The Fund's Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts. This Agreement is executed on behalf of the Fund by the Fund's officers as officers and not individually and the obligations imposed upon the Fund by this Agreement are not binding upon any of the Fund's Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

         IN WITNESS WHEREOF, the Fund and the Adviser have caused this Agreement to be executed on the day and year above written.



                                       NUVEEN INSURED NEW YORK DIVIDEND
                                       ADVANTAGE MUNICIPAL FUND



                                       by:    /s/ Gifford R. Zimmerman
                                           --------------------------------
                                              Vice President



Attest:   /s/ Virginia L. O'Neal
        ---------------------------
            Assistant Secretary



                                       NUVEEN ADVISORY CORP.



                                       by:     /s/ William M. Fitzgerald
                                           ----------------------------------
                                                Vice President

Attest:  /s/ Larry Martin
       ----------------------------
       Assistant Secretary

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